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EXHIBIT 23

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


         We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-149065) of Global Beverage Solutions, Inc. (the Company) of our report dated March 28, 2008 with respect to the statements of net assets, including the schedules of investments, of the Company as of December 31, 2007 and 2006, and the related statements of operations, changes in net assets and cash flows for the years ended December 31, 2007, 2006 and 2005, which report appears in the December 31, 2007 annual report on Form 10-K of the Company.


/s/ Turner, Stone & Company, LLP

Dallas, Texas
March 31, 2008